Exhibit 99.1

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Third Quarter 2005 Earnings

(Bassett, Va.) – September 28, 2005 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today its earnings for its fiscal quarter ended August 27, 2005.

Sales for the third quarter of 2005 were $82.7 million, up 5.3 percent from third quarter 2004 levels, led by a $5 million or 12 percent increase in shipments to Bassett Furniture Direct (BFD) stores, which outpaced approximately $4 million of expected attrition with traditional furniture stores. Additionally, the acquisition of the Dallas BFD stores impacted net sales by approximately $3 million in the third quarter of 2005.

The Bassett Furniture Direct retail store program continues to grow with 127 stores currently in operation. Licensees opened six stores during the third quarter. The Company expects licensees to open another four to five stores in the fourth quarter for a total of 20 or 21 new BFD stores in fiscal 2005. Sales to BFD stores were 67 percent of total wholesale shipments in the first nine months of 2005 compared to 58 percent in the first nine months of 2004.

“We are pleased with the growth of our Bassett Furniture Direct program and the continued strong performance from our upholstery division and imported products within our wood division,” said Robert H. Spilman Jr., president and chief executive officer. “Our focus is squarely on retail and utilizing our expanded group of Corporate stores to build a platform for operational excellence which will serve the entire BFD store program.”

Margins for the quarter and year are up due to both the increase in Company-owned BFD retail sales and an improved sales mix of imported products. SG&A expenses were also up due to the addition of Company-owned BFD stores and increases in marketing spending.

The Company reported net income for the quarter of $1.9 million or $.16 per share including impairment charges of $1.7 million (pretax) for the previously announced acquisitions and consolidations of seven BFD stores (three in Upstate NY and four in Atlanta, Ga.). This compares to net income of $1.1 million or $.10 per share including a $1.2 million pretax charge for a plant closing in the third quarter of 2004. Excluding the respective charges, net income was $3.0 million or $.25 per share in the third quarter of 2005 compared to net income of $1.9 million or $.16 per share in the third quarter of 2004. A reconciliation to the net income and earnings per share calculations has been set forth below.

The Company acquired the Upstate NY BFD operations and a controlling interest in its Atlanta licensee and has accounted for these transactions using the purchase method of accounting. The $1.7 million charge reflects the excess of cash paid and liabilities assumed over the fair market value of net assets acquired (primarily inventories, fixed assets and recorded goodwill). For the year, the Company has acquired 15 Company-owned stores bringing its total number of Company-owned stores to 27, 21% of the 127 store network. The Company does not anticipate acquiring or consolidating any additional BFD stores this year.

Year-to-date, net income for 2005 is $5.3 million or $.44 per diluted share including $4.2 million of year-to-date pre-tax impairment charges. This compares to $5.3 million or $.45 per diluted share including pre-tax restructuring and impaired asset charges of $4.1 million and a $3.9 million gain on the sale of property for the first nine months of fiscal 2004. Excluding the respective charges and prior year gain, year-to-date net income is $7.9 million or $.66 per share which compares to $5.4 million or $.46 per share in 2004. A reconciliation to the net income and earnings per share calculations has been set forth below.

The Company has generated positive operating cash flow for the year through a combination of earnings and reductions in domestic wood inventories. The Company paid its regular quarterly dividend to shareholders during the quarter.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on December 1, 2005, to shareholders of record on November 15, 2005.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 125 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of owned and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2005, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended August 27, 2005		13 Weeks Ended August 28, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$82,743	100.0%	$78,585	100.0%
Cost of sales	57,276	69.2%	58,495	74.4%

Gross profit	25,467	30.8%	20,090	25.6%

Selling, general and administrative	23,517	28.4%	19,009	24.2%
Restructuring and impaired asset charges	1,739	2.1%	1,220	1.6%

Income (loss) from operations	211	0.3%	(139)	(0.2)%
Other income, net	2,307	2.8%	1,585	2.0%

Income before income taxes	2,518	3.0%	1,446	1.8%
Income tax provision	(632)	(0.8)%	(318)	(0.4)%

Net income	$1,886	2.3%	$1,128	1.4%

Basic earnings per share:	$0.16		$0.10

Diluted earnings per share:	$0.16		$0.10

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	39 Weeks Ended August 27, 2005		39 Weeks Ended August 28, 2004
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$246,557	100.0%	$235,508	100.0%
Cost of sales	177,644	72.0%	175,332	74.4%

Gross profit	68,913	28.0%	60,176	25.6%

Selling, general and administrative	64,005	26.0%	57,289	24.3%
Gain on sale of property	—	0.0%	(3,890)	(1.7)%
Restructuring and impaired asset charges	4,204	1.7%	4,060	1.7%

Income from operations	704	0.3%	2,717	1.2%
Other income, net	6,115	2.5%	4,499	1.9%

Income before income taxes	6,819	2.8%	7,216	3.1%
Income tax provision	(1,522)	(0.6)%	(1,876)	(0.8)%

Net income	5,297	2.1%	5,340	2.3%

Basic earnings per share:	$0.45		$0.46

Diluted earnings per share:	$0.44		$0.45

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)

	39 Weeks Ended August 27, 2005	39 Weeks Ended August 28, 2004

Net income as reported	$5,297	$5,340
Gain on sale of property, net of income taxes (a)	—	(2,412)
Restructuring and impaired asset charges, net of income taxes (a)	2,606	2,517

Net income as adjusted	$7,903	$5,445

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	39 Weeks Ended August 27, 2005	39 Weeks Ended August 28, 2004

Diluted earnings per share	$0.44	$0.45
Gain on sale of property, net of income taxes (a)	—	(0.20)
Restructuring and impaired asset charges, net of income taxes (a)	0.22	0.21

Diluted earnings per share as adjusted	$0.66	$0.46

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)

	13 Weeks Ended August 27, 2005	13 Weeks Ended August 28, 2004

Net income as reported	$1,886	$1,128
Restructuring and impaired asset charges, net of income taxes (a)	1,078	756

Net income as adjusted	$2,964	$1,884

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	13 Weeks Ended August 27, 2005	13 Weeks Ended August 28, 2004

Diluted earnings per share	$0.16	$0.10
Restructuring and impaired asset charges, net of income taxes (a)	0.09	0.06

Diluted earnings per share as adjusted	$0.25	$0.16

(a)	Adjustments to net income for both years are taxed at a 38% blended rate.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) August 27, 2005	November 27, 2004
Assets

Current assets
Cash and cash equivalents	$5,057	$4,022
Accounts receivable, net	42,182	40,507
Inventories	49,827	47,285
Deferred income taxes	3,410	4,130
Assets held for sale	1,213	2,753
Other current assets	3,878	3,980

Total current assets	105,567	102,677

Property and equipment, net	39,959	40,243

Investments	77,321	73,520
Retail real estate, net	55,989	53,085
Notes receivable, net	14,186	14,642
Other, net	17,855	13,199

	165,351	154,446

Total assets	$310,877	$297,366

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$19,968	$19,948
Accrued liabilities	25,954	18,601

Total current liabilities	45,922	38,549

Long-term liabilities
Employee benefits	9,215	9,423
Long-term debt	6,318	—
Real estate notes payable	15,261	15,604
Distributions in excess of affiliate earnings	13,729	12,578

	44,523	37,605

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,777,505 in 2005 and 11,681,792 in 2004	58,989	58,680
Retained earnings	156,557	158,341
Additional paid-in-capital	2,100	1,373
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,786	2,818

Total stockholders’ equity	220,432	221,212

Total liabilities and stockholders’ equity	$310,877	$297,366

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	39 Weeks Ended August 27, 2005	39 Weeks Ended August 28, 2004
Operating Activities
Net income	$5,297	$5,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,043	7,534
Equity in undistributed income of investments	(8,027)	(6,817)
Provision for write-down of impaired assets	4,204	2,353
Provision for losses on trade accounts receivable	1,809	900
Net gain from sales of investments	(908)	(1,215)
Net gain from sales of property and equipment	—	(3,890)
Deferred income taxes	(328)	360
Changes in employee benefit liabilities	(208)	(295)
Changes in operating assets and liabilities, exclusive of assets and liabilities impacted by a business combination:
Trade accounts receivable	(10,780)	(1,632)
Inventories	3,895	(7,822)
Other current assets	340	(341)
Notes receivable, net	(1,917)	(105)
Accounts payable and accrued liabilities	1,370	3,234

Net cash provided by (used in) operating activities	1,790	(2,396)

Investing Activities
Purchases of property and equipment, net	(2,739)	(3,262)
Purchases of retail real estate	(4,474)	(5,938)
Proceeds from sales of property and equipment	1,613	8,342
Proceeds from sales of investments	11,407	10,726
Purchases of investments	(9,815)	(17,021)
Acquisition of retail licensee stores, net of cash acquired (1)	67	—
Dividends from an affiliate	5,623	5,623
Other, net	232	1,099

Net cash provided by (used in) investing activities	1,914	(431)

Financing Activities
Borrowings under revolving credit arrangement	4,000	—
Repayments of real estate notes payable	(581)	(105)
Issuance of common stock, net	983	1,857
Repurchases of common stock	—	(772)
Cash dividends	(7,071)	(7,007)

Net cash used in financing activities	(2,669)	(6,027)

Net change in cash and cash equivalents	1,035	(8,854)

Cash and cash equivalents, beginning of period	4,022	15,181

Cash and cash equivalents, end of period	$5,057	$6,327

(1)	Cash acquired, net of cash paid for the acquisition of retail licensee stores in Atlanta, Upstate New York and Dallas was $67. On a non-cash basis, these transactions included consolidating $6,663 of current assets, $2,380 of fixed assets, $6,629 of current liabilities, and $2,414 of long-term debt.